                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           (par value $.001 per share)

                                       of

                                  iPARTY CORP.
                             a Delaware Corporation

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                   ----------


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of iParty Corp., a Delaware corporation (the "Corporation"), at a meeting held on August 24, 1999:

         RESOLVED, that one series of the class of authorized preferred stock, $.001 par value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument hereinafter referred to as the "Designation"):

         1. Number of Shares and Designations. 1,150,000 shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         2. Dividend Provisions. Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Common Stock or other junior securities of this Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is then convertible.

         3. Rank. The Series B Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Corporation's




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common stock, $.001 par value per share (the "Common Stock"); (iii)
prior to any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with the Series A Preferred Stock of the Corporation and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         4.       Liquidation Preference.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to $20.00 per share (subject to adjustment in the event of stock splits, combinations or similar events). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

                  (b) Upon the completion of the distributions required by subparagraph (a) of this Paragraph 4, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights.

                  (c) For purposes of this Paragraph 4, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock. Notwithstanding Paragraph 7 hereof, such provision may be waived in writing by a majority of the holders of the then outstanding Series B Preferred Stock.

         5. Redemption. The Series B Preferred Stock is not redeemable.

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         6. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Voluntary Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after issuance at the office of the Corporation or any transfer agent for such stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Corporation, into that number of fully paid and non-assessable shares of Common Stock of the Corporation equal to $20.00 divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $2.00, but shall be subject to adjustment as set forth in Paragraph 6(d). The number of shares of Common Stock into which each share of Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate." For purposes of this Paragraph 6(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (b) Automatic Conversion. In the event the Corporation completes a public offering of its Common Stock resulting in gross proceeds of not less than $10,000,000, each share of Series B Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series B Preferred Stock would then be converted at the then effective Conversion Rate.

                  (c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (d) Conversion Price Adjustments. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as set forth below.

                           (i) In case the Corporation shall, prior to the conversion of all the Series B Preferred Stock, (a) issue Common Stock as a dividend or distribution on all shares of Common Stock of the Corporation, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporation as set forth in subparagraph 6(d)(iii) below) any shares of the capital stock of the Corporation, the Conversion Price in effect on the record date for any stock dividend or the effective date of any such other event shall be decreased (or increased in the case of a reverse stock split) so that the holder of each share of the Series B Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series B Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no reduction in the Conversion Price in the event that the Corporation pays a cash dividend.

                  (ii) A. In case the Corporation shall issue shares of Common Stock or any securities convertible into or exchangeable for Common Stock, other than "Excluded Securities" (as defined below), for a consideration per share (the "Offering Price") less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. The provisions of this subparagraph 6(d)(ii)(A) shall not apply retroactively to any Series B Preferred Stock which has been converted prior to the date of the adjustment.

                           B. Except as otherwise provided in subparagraph 6(d)(iii) below, in no event shall the Conversion Price be increased above the initial Conversion Price, as otherwise adjusted pursuant to this Section 6.

                           C. Upon each adjustment of the Conversion Price pursuant to this subparagraph 6(d)(i) the total number of shares of Common Stock purchasable upon the conversion of each share of Series B Preferred Stock shall be such number of shares (calculated to the nearest whole share and pursuant to the terms of subparagraph 6(G)(i);

         provided, however, that in no event shall the Conversion Price increase as a result of such rounding calculation) purchasable at the Conversion Price in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Conversion Price in effect immediately prior to such adjustment and the denominator of which shall be the Conversion Price in effect immediately after such adjustment.

                           D. No adjustment in the Conversion Price or the number of shares of Common Stock into which a share of Series B Preferred Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph (D) would require an increase or decrease of at least 0.5% in the number of shares of Common Stock into which each share of the Series B Preferred Stock is then convertible, provided, however, that any adjustments which are not required to be made by reason of this subparagraph (D) shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest cent or to the nearest whole share, as the case may be.

                           E. After each adjustment of the Conversion Price the Corporation shall promptly prepare a certificate signed by its Chief Executive Officer or Chief Financial Officer and a Secretary or Assistant Secretary setting forth the Conversion Price, as so adjusted; the number of shares of Common Stock into which the Series B Preferred Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series B Preferred Stock, and the Corporation shall cause such a copy of statement to be sent by ordinary first class mail to each holder of Series B Preferred Stock.

                           F. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           G. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                           H. In the case of the issuance after the Issuance Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subparagraph 6(d)(i) and subparagraph 6(d)(ii):

                                    (1) The aggregate maximum number of shares
                  of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration (determined in the manner provided in subparagraphs 6(d)(i)(F) and 6(d)(i)(G)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                    (2) The aggregate maximum number of shares
                  of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs 6(d)(i)(F) and 6(d)(i)(G)).

                                    (3) In the event of any change in the number
                  of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (excluding a change resulting solely from the antidilution provisions thereof if such change results from an event which gives rise to an antidilution adjustment under this Paragraph 6(d)), the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (4) Upon the expiration of any such options
                  or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    (5) The number of shares of Common Stock
                  deemed issued and the consideration deemed paid therefor pursuant to subparagraphs 6(d)(i)(H)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 6(d)(i)(H)(3) or (4).

                                    (6) Notwithstanding the provisions of
                  subparagraphs 6(d)(i)(H)(1)-(5) above, in the event that on or after the date hereof the Corporation issues any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, if the conversion or exercise price is not then determinable or is based on future events, such shares of Common Stock shall not be deemed to be issued until the price is determinable or such event has occurred and the conversion or exercise price shall be subject to adjustment pursuant to subparagraph 6(d)(i) above at the time of such determination or the occurrence of such event even if the price is determined or such event occurs after such date.

                           I. The following issuances of Common Stock ("Excluded Securities") shall be excluded from the adjustments set forth in this Paragraph 6(d):

                                    (1) shares of capital stock issued pursuant
                  to a stock dividend or a stock split or other subdivision or recombination of shares;

                                    (2) Common Stock issued upon exercise of any
                  warrants, options or other securities outstanding on the date of the last closing of the Private Placement;

                                    (3) securities issued by the Corporation in
                  a public offering pursuant to a firm commitment underwriting;

                                    (4) securities issued to shareholders of any
                  corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; or

                                    (5) Common Stock or options or warrants to
                  purchase Common Stock issued to officers, directors or employees of or consultants to the Corporation pursuant to any compensation agreement, plan or arrangement or the issuance of Common Stock upon the exercise of any such options or warrants, provided such issuances do not exceed 25% of the Corporation's outstanding Common Stock, on a fully-diluted basis, on the date of the last closing of the Private Placement; and

                                    (6) issued in a private placement through
                  Commonwealth Associates, L.P., as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants)

                           (iii) In case of any reclassification or similar change of outstanding shares of Common Stock of the Corporation, or in case of the consolidation or merger of the Corporation with another corporation, or the conveyance of all or substantially all of the assets of the Corporation in a transaction in which holders of the Common Stock receive shares of stock or other property including cash, each share of the Series B Preferred Stock shall, after such event and subject to the other rights of the Series B Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of the Series B Preferred Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

                           (e) Reservation of Shares. The Corporation shall at
all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series B Preferred Stock from time to time outstanding.

                           (f) Fractional Shares.

                           (i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash, equal to such fraction multiplied by the closing price (determined as provided in subparagraph (ii) of this Paragraph 6(f) of the Common Stock on the day of conversion.

                           (ii) For the purposes of any computation under subparagraph 6(f)(i), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days prior to the day in question. The closing price for each day shall be the last sales price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case (a) as officially quoted by the Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of the Corporation, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation, or (c) if, in the reasonable judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Corporation.

                           (g) Taxes, Etc. The Corporation will pay any taxes
that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                           (h) Assurances. The Corporation will not, by
amendment of its Articles of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                           (i) Reissuance. No shares of Series B Preferred Stock
which have been converted to Common Stock shall be reissued by the Corporation, provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series B Preferred Stock.

         7.       Voting Rights.

                  (a) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series B Preferred Stock is then convertible, calculated to the nearest whole share.

                  (b) So long as any shares of the Series B Preferred Stock remain outstanding, the consent of the holders of one-half of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock or other security of the Corporation which is senior as to liquidation and/or dividend rights to the Series B Preferred Stock.

                  (c) So long as any shares of the Series B Preferred Stock remain outstanding, the consent of one-half of the holders of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Designation or the Articles of Incorporation of the Corporation, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock.

                  (d) Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth above.

                  (e) In the event that the holders of the Series B Preferred Stock are required to vote as a class on any other matter, the affirmative vote of holders of not less than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all holders of Series B Preferred Stock.

         8. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Paragraph 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation, as amended, may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

         9.       Miscellaneous.

                  (a) There is no sinking fund with respect to the Series B Preferred Stock.

                  (b) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Articles of Incorporation of the Corporation, as amended.

                  (c) The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, iParty Corp. has caused this Designation to be executed this __ day of _________, 1999.

                                            iPARTY CORP.

                                   By:
                                        -----------------------------------
                                        Name:
                                        Title:

Attest:

By:
   ------------------------------
     Name:
     Title: